Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GALENICA AG,

VIFOR PHARMA USA INC.

and

RELYPSA, INC.

Dated as of July 20, 2016

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 20, 2016 by and among Galenica AG, a public limited company existing under the laws of Switzerland (“Parent”), Vifor Pharma USA Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Relypsa, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 10.1.

W I T N E S S E T H:

WHEREAS, on the terms and subject to the conditions contained herein, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to purchase any and all of the outstanding shares of Common Stock, par value $0.001 per share, of the Company (“Company Shares,” and each such share a “Company Share”), at a price of $32.00 per Company Share (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer in accordance with this Agreement, being hereinafter referred to as the “Offer Price”), payable to the holder thereof in cash, without interest thereon, less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Canceled Company Shares, the Accepted Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as an indirect wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement, (ii) approved and declared advisable this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, upon the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved and declared advisable this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article VIII, as promptly as practicable after the date hereof (but in no event more than eleven (11) Business Days after the date of the initial public announcement of this Agreement), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the outstanding Company Shares at a price per Company Share, subject to the terms of Section 2.11, equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement, including Annex A. Each of Parent and Merger Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Company Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver (in accordance with the terms of this Agreement) of:

(i) the condition (the “Minimum Condition”) that, prior to the Expiration Time, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Merger Sub, represents at least a majority of all then outstanding Company Shares (not including Company Shares tendered pursuant to guaranteed delivery procedures for which the underlying Company Shares have not yet been delivered); and

(ii) the other conditions set forth in clause (B) and clause (C) of Annex A, as such conditions may be modified in accordance with this Agreement.

(b) Waiver of Conditions. Merger Sub expressly reserves the right to waive any of the conditions to the Offer, and to increase the Offer Price or to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole and absolute discretion, Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition or the conditions set forth in clause (B) of Annex A and clause (C)(1) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, other than in the manner required by Section 2.11, (C) extends the Offer or the Expiration Date, except as permitted or required by Section 1.1(c), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the other conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is adverse to the Company Stockholders.

(c) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, at the end of the day on the date that is twenty (20) Business Days after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 1.1(c)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A) Merger Sub shall extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth on Annex A (other than the Minimum Condition) are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Merger Sub shall extend the Offer for successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; and

(C) in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), but the Minimum Condition has not been satisfied, as of any then scheduled expiration of the Offer, Merger Sub shall extend the Offer for an extension period of ten (10) Business Days (or any longer period as may be approved in advance by the Company), it being understood and agreed that Merger Sub shall not be required to extend the Offer pursuant to this clause (C) on more than two (2) occasions, but may, in its sole discretion, elect to do so;

provided, however, that the foregoing clauses (A), (B) or (C) of this Section 1.1(c)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article VIII.

(iii) Neither Parent nor Merger Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 1.1(c)(ii) without the prior written consent of the Company.

(iv) Notwithstanding any provision in this Agreement to the contrary, in no event shall Parent or Merger Sub be required to, and without the Company’s prior written consent shall not, extend the offer beyond the Termination Date.

(v) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is terminated in accordance with Article VIII, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(vi) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Article VIII, prior to the acceptance for payment of Company Shares tendered in the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(d) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Expiration Time (as it may be extended in accordance with Section 1.1(c)(ii)). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any and all Company Shares that Merger Sub becomes obligated to accept in the Offer and purchase pursuant to the Offer and this Agreement; provided, however, that without the prior written consent of the Company, Merger Sub shall not accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid to the holder thereof in cash, less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e).

(e) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Merger Sub and Parent shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal, summary advertisement and other required or customary ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(f) Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Subject to the provisions of Section 6.1, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 3.2(b) that relate to the Offer. The Company shall furnish in writing to Parent and Merger Sub all information concerning the Company and its Subsidiaries that is required by applicable Law or reasonably requested by Parent or Merger Sub to be included in the Schedule TO or the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 1.1(f). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other communications (and shall orally describe any oral comments or other oral communication) that Parent, Merger Sub or their counsel may receive from the SEC or any other Governmental Body or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Body or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith). Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such comments.

1.2 Company Actions.

(a) Schedule 14D-9. The Company shall (i) file with the SEC, on the same day as the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents with the SEC (which such date shall in no event be earlier than eleven (11) Business Days after the date of the initial public announcement of this Agreement without the prior written consent of the Company), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, subject to Section 6.1, the Company Board Recommendation, the fairness opinions of the Company Financial Advisors referenced in Section 3.22 and a notice of appraisal rights in accordance with Section 262 of the DGCL, and (ii) take all steps necessary to disseminate the Schedule 14D-9 to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws. Prior to such filing and dissemination, the Company Board shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Merger Sub shall furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Law or reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(a). Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any disclosures made in compliance with Section 6.1(d), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other communications (and shall orally describe any oral comments or other oral communication) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change or in connection with any disclosures made in compliance with Section 6.1(d), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith).

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date as determined by the Company Board, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”)). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and only in the manner provided in this Agreement and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Merger shall be effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”) and shall take such further actions as may be required to make the Merger effective.

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as soon as practicable following the Acceptance Time and the satisfaction or, if permitted, waiver of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event within one (1) Business Day thereafter, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws. Subject to Section 6.4, at the Effective Time (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in the form attached hereto as Exhibit A until thereafter amended as provided therein or by applicable Law, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that all references therein to Merger Sub shall automatically be amended and shall become references to the Surviving Corporation.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, and Parent, Merger Sub and the Company shall take all such further actions as may be necessary such that the directors of Merger Sub immediately prior to the Effective Time become, from and after the Effective Time, the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, and Parent, Merger Sub and the Company shall take such further actions as may be necessary such that the officers of Merger Sub immediately prior to the Effective Time become, from and after the Effective Time, the officers of the

Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (including each Company Restricted Share (subject to Section 2.7(g)), but excluding (A) Canceled Company Shares, (B) Accepted Company Shares and (C) any Dissenting Company Shares) shall be automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such Company Share in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case outstanding immediately prior to the Effective Time (“Canceled Company Shares”) or (B) irrevocably accepted for purchase pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled at the Effective Time by virtue of the Merger without any consideration paid therefor (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by any Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting

Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(c) Company Options. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time, whether time-based or performance-based, shall be accelerated in full with any performance condition being deemed achieved at 100%, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and (iii) each holder of each such Company Option shall be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) an amount equal to (A) the Offer Price, less (B) the per share exercise price of such Company Option (the “Option Consideration”). Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the holders of Company Options who are current or former employees of the Company the Option Consideration, less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e), as promptly as practicable following the Effective Time (and in no event later than the next regular payroll date thereafter). All other payments to holders of Company Options who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary of Surviving Corporation’s accounts payable as promptly as practicable following the Effective Time (and in no event later than the next regular payroll date thereafter).

(d) Company RSU Awards. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company RSU Award that remains outstanding as of immediately prior to the Effective Time, whether time-based or performance-based, shall be accelerated in full with any performance condition being deemed achieved at 100%, (ii) each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and (iii) each holder of each such Company RSU Award shall be entitled to be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Offer Price (the “RSU Consideration”). Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the holders of Company RSU Awards who are current or former employees of the Company the RSU Consideration, less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e), as promptly as practicable following the Effective Time (and in no event later than the next regular payroll date thereafter). All other payments to holders of Company RSU Awards who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s accounts payable as promptly as practicable following the Effective Time (and in no event later than the next regular payroll date thereafter).

(e) Treatment of Company ESPP. The Company shall take such action as may be necessary to (i) operate the Company ESPP in accordance with its terms from the period of time commencing on the date of this Agreement and ending on its termination, (ii) cause such offering period (or similar period) that is underway as of the date of this Agreement under the Company ESPP to be the final offering period under the Company ESPP and terminate any such offering period that might nonetheless be underway as of the Effective Time no later than the last payroll period prior to the Effective Time (the “Final Exercise Date”), (iii) make any pro-rata adjustments that may be necessary to reflect any such shortened offering period (or similar period), but otherwise treat any such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP, (iv) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of any such Final Exercise Date, and (v) terminate the Company ESPP as of the earlier of (A) the end of the offering period (or similar period) that is underway as of the date of this Agreement and (B) the Effective Time. The Company shall provide timely notice of the termination of the Company ESPP in accordance with the Company ESPP. If applicable, on the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase Company Shares in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.7(a), less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

(f) Company Warrants.

(i) The Company shall provide notice of this Agreement and the Merger to each holder of a Company Warrant that is listed on Section 2.7(f)(i) of the Disclosure Schedule in accordance with the terms of such Company Warrant. Pursuant to the terms of each such Company Warrant, each holder thereof shall be entitled to either (a) exercise such Company Warrant pursuant to its terms, and such exercise will be deemed effective immediately prior to and contingent upon the consummation of the Merger, or (b) elect not to exercise such Company Warrant, in which case such Company Warrant shall expire immediately prior to the consummation of the Merger.

(ii) At the Acceptance Time, the holder of each Company Warrant listed on Section 2.7(f)(ii) of the Disclosure Schedule that is issued, unexpired and outstanding immediately prior to the Acceptance Time (each such listed Company Warrant, a “2016 Warrant”) shall, pursuant to the terms thereof and by virtue of the consummation of the Offer and without any action on the part of the holder thereof, be entitled to receive an amount in cash, if any, equal to the product obtained by multiplying (A) the aggregate number of Company Shares for which such 2016 Warrant was exercisable immediately prior to the Acceptance Time by (B) an amount equal to (1) the Offer Price, less (2) the per share exercise price of such 2016 Warrant (the “2016 Warrant Consideration”). Promptly following the consummation of the Offer, the Company shall pay the 2016 Warrant Consideration to the holders of the 2016 Warrants entitled to such payment pursuant to this Section 2.7(f)(ii) in accordance with the terms of the 2016 Warrants.

(iii) The Company shall take all such actions as may be necessary to provide for the treatment of the Company Warrants as provided herein, including by providing any notices and taking any other actions required pursuant to the terms of the Company Warrants.

(g) Restricted Shares. Notwithstanding Section 2.7(a)(i), with respect to each Company Restricted Share held by a current or former Company employee that is outstanding immediately prior to the Effective Time and for which the holder thereof did not timely file an election to be taxed currently under Section 83(b) of the Code, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to the holders of such Company Restricted Shares, the Merger Consideration (such consideration, in the aggregate, the “Restricted Share Wage Consideration”), less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e), as promptly as practicable following the Effective Time (and in no event later than the next regular payroll date) thereafter.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Acceptance Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration, RSU Consideration, Restricted Share Wage Consideration or 2016 Warrant Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. No investment or losses thereon shall affect the consideration to which Company Stockholders are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.

(c) Payment Procedures. Promptly following the Effective Time, and in any event within three (3) Business Days, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time and in each case other than any holders of Company Restricted Shares paid pursuant to Section 2.7(g)) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) non-certificated Company Shares represented by book-entry (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7, (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent or, in the case of Uncertificated Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e)), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding Taxes payable in respect thereof pursuant to Section 2.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Dissenting Shares) shall, from and after the Effective Time, evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, and established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options, Company RSU Awards, Company Restricted Shares and Company Warrants such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body, and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine (9) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look solely to Parent or the Surviving Corporation for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares, as a general creditor thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall (other than Certificates or Uncertificated Shares representing Dissenting Shares, which shall be subject to Section 2.7(b)(i)) cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8 (or, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any Accepted Company Shares pursuant to the Offer). The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company RSU Awards after the Effective Time.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance reasonably satisfactory to the Payment Agent, and the posting by such holders of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 2.7.

2.11 Adjustments to the Offer Price and Merger Consideration. The Offer Price and Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Effective Time.

2.12 Necessary Further Actions. Each of the Company, Parent and Merger Sub agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Time without a meeting of the Company Stockholders, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, none of Parent, Merger Sub or the Company shall, and each of Parent, Merger Sub and the Company shall cause their respective Affiliates and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Disclosure Schedule”), subject to Section 9.11, or (ii) other than with respect to Section 3.4, as disclosed in any Company SEC Reports filed with or furnished to the SEC after January 1, 2015, and publicly available prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any “risk factor,” “forward looking statement” or similar disclosure to the extent predictive, cautionary or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company and each of its Subsidiaries is duly organized and existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its

Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries.

(c) Section 3.1(c) of the Disclosure Schedule sets forth a complete and accurate list of (i) each direct or indirect Subsidiary of the Company and the record ownership of all issued and outstanding capital stock or other equity interests thereof and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person other than the Subsidiaries set forth on Section 3.1(c) of the Disclosure Schedule.

3.2 Corporate Power; Enforceability; Company Board Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Exceptions”).

(b) At a meeting duly called and held, all of the directors of the Company Board present at such meeting unanimously (i) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement, (ii) approved and declared advisable this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, upon the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been modified, rescinded or withdrawn.

3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Governmental Authorization of, or filing with or notification to, any Governmental Body except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of appropriate merger documents as required by the DGCL, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice, consent, waiver or approval or result in a default or loss of any material rights (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or one created by Parent or Merger Sub), or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. At the close of business on July 18, 2016 (the “Capitalization Date”), (i) 44,838,856 Company Shares were issued and outstanding (including 63 Company Restricted Shares), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Company Shares were held by the Company in its treasury, (iv) an aggregate of 9,983,841 Company Shares were reserved for future issuance under the Company Stock Plans, (v) under the Company Stock Plans, there were outstanding Company Options to purchase 4,802,669 Company Shares and outstanding Company RSU Awards with respect to 1,000,340 Company Shares, (vi) an aggregate of 881,473 Company Shares were reserved for future issuance pursuant to the Company ESPP, and (vii) 255,149 shares are subject to issuance pursuant to Company Warrants (assuming no net exercise of any Company Warrants). Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no shares of capital stock or other Company Securities were issued, reserved for issuance or outstanding. Except as set forth on Section 3.4(a) of the Disclosure Schedule, from the Capitalization Date until and including the date hereof, the Company has not issued or granted any Company Securities or entered into any other agreements or commitments to issue any Company Securities, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock. No purchase rights or similar rights with respect to any Company Securities remain outstanding under any Series C Preferred Stock purchase agreement or any warrant purchase agreement entered into by the Company prior to the closing of the Company’s initial public offering. All of the outstanding Company Shares have been duly authorized and issued and are fully paid and nonassessable and are free of preemptive rights.

(b) Section 3.4(b) of the Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of the name of each holder of Company Options, Company Restricted Shares and Company RSU Awards, the number of outstanding Company Options, Company Restricted Shares and Company RSU Awards held by such holder, the grant date of each such Company Option, Company Restricted Share and Company RSU Award, the corresponding exercise price of each Company Option and the expiration date of each Company Option. Each Company Option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share at the close of business on the date of such grant, (iii) has a grant date no later than the date on which the Company’s board of directors or compensation committee took action to grant such Company Option, and (iv) does not trigger any liability for the holder thereof under Section 409A of the Code.

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws, are fully paid and nonassessable and are free of preemptive rights.

(d) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted

Liens), and there are no irrevocable proxies with respect to any such shares. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company. All outstanding securities of each Subsidiary of the Company have been duly authorized, offered and validly issued in compliance in all material respects with all applicable Laws, are fully paid and nonassessable and are free of preemptive rights.

3.5 Reports; Financial Statements.

(a) Since December 31, 2013, the Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) to the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC review or outstanding SEC investigation, and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is, or at any time since December 31, 2013 has been, required to file any reports, schedules, forms, statements or other documents with the SEC pursuant to the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required to be made by the Company under applicable requirements of the Sarbanes-Oxley Act. The Company’s system of internal control over financial reporting is designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made only in accordance with the authorization of management or the Company Board, as applicable, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. No significant deficiency or material weakness or fraud involving management was identified in management’s assessment of internal controls since December 31, 2013.

(c) The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

(d) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

3.6 Undisclosed Liabilities. Except for those Liabilities (a) disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2015 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2015, (c) incurred under this Agreement or in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, (d) under Contracts binding upon the Company or such Subsidiary (other than resulting from any breach thereof), or (d) which individually or in the aggregate have not had and would not be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries have incurred any Liabilities of any nature, (whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto)).

3.7 Absence of Certain Changes. Between December 31, 2015 and the date hereof, (a) no Effect has occurred that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) the Company and its Subsidiaries have (i) conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice and (ii) not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Parent’s consent under Section 5.2(e), (f), (j), (k), (o) and (s) (but only with respect to any of the foregoing actions), in each case, except for the negotiation, execution, delivery and performance of this Agreement.

3.8 Schedule 14D-9; Schedule TO.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof to the Company Stockholders and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.9 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, assets or operations, or, to the Knowledge of the Company, any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.10 Compliance with Law; Governmental Authorizations. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since December 31, 2013, in conflict with, in default with respect to or in violation of, any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (b) the Company and each of its Subsidiaries have all Governmental Authorizations required to conduct their businesses as currently conducted and such Governmental Authorizations are valid and in full force and effect, (c) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Governmental Body that the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, executive, agent or employee or other Person acting on behalf of the Company or any of its Subsidiaries is in violation of any Law or threatening to revoke, terminate, modify or not renew any such Governmental Authorization, and (d) the Company and each of its Subsidiaries are in compliance with the terms of such Governmental Authorizations.

3.11 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and all such Tax Returns are complete, true and accurate in all respects, and the Company and each of its Subsidiaries have paid all Taxes owed (whether or not shown as due and payable on any Tax Return) or have established an adequate reserve therefor in accordance with GAAP;

(ii) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company or any Subsidiary, and the Company and its Subsidiaries have not received written notice of any audits or proceedings; and

(iii) The Company and each of its Subsidiaries have (A) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Internal Revenue Service Forms W-2 and Forms 1099 (and foreign, state and local equivalents) required with respect thereto have been properly and timely filed or provided, as applicable, and (B) collected all sales, use, value added, goods and services and similar Taxes required to be collected and timely remitted all such Taxes withheld and collected to the appropriate Governmental Body in accordance with applicable Law.

(b) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(c) There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than Permitted Liens).

(d) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of another person, other than Taxes of the Company and its Subsidiaries (pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or otherwise) by reason of (i) being a member of an affiliated, consolidated, combined or unitary group (other than a group of which the common parent is the Company or any of its Subsidiaries) or otherwise as a transferee or successor or (ii) being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in credit, lease or other commercial agreements or arrangements, in each case not primarily relating to Taxes).

(e) Neither the Company nor any of the Subsidiaries will be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting or (ii) closing agreement.

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.12 Environmental Matters. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is, and has been at all times since December 31, 2013, in compliance with all applicable Environmental Laws. There is no Liability, Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly, owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability, Legal Proceeding or Order relating to or arising under Environmental Laws. There have been no Releases of Hazardous Substances on properties currently or, to the Knowledge of the Company, formerly, owned, operated or leased by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has obtained and currently maintains all Governmental Authorizations necessary under applicable Environmental Laws for their operations as presently conducted (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened seeking to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

3.13 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, each other party thereto, is in full force and effect, subject to the Enforceability Exceptions. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property subject to a Real Property Lease (the “Leased Real Property”) free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to the Leased Real Property.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Company Registered Intellectual Property Rights, that are material to the operation of the business of the Company and its Subsidiaries as it is currently conducted, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or as otherwise indicated in Section 3.14(a) of the Disclosure Schedule, the Company or a Subsidiary of the Company is the owner of or otherwise has the legal right to use all such Company Registered Intellectual Property Rights, free and clear of any Liens other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable steps to have each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property on behalf of the Company to execute a valid agreement containing an assignment of such employee’s or contractor’s rights to such Intellectual Property to the Company or one of its Subsidiaries. Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain, protect and enforce the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the entry into and consummation of the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property Rights.

(d) Since December 31, 2013 until the date hereof, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability, use or ownership of any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights, nor, to the Knowledge of the Company, is any such claim threatened in writing, except for proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Since December 31, 2013 until the date hereof, neither Company nor any of its Subsidiaries have received any written notice from any third party, and, to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of the Company or any of its Subsidiaries as it is currently conducted or as conducted since December 31, 2013, or any Company Product, infringes, misappropriates or otherwise violates the Intellectual Property of any third party. To the Knowledge of the Company, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operation of the business of the Company and its Subsidiaries, including the development and commercialization of Company Products, as currently conducted and as conducted since December 31, 2013, does not and has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party.

(f) Except for any infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 31, 2013, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights. The Company and its Subsidiaries are not currently, and have not been since December 31, 2013, a party to any proceeding (i) challenging the validity, enforceability, use or ownership of any Company Intellectual Property Rights, or (ii) asserting that the operation of the business of any third party, or any third party products or services, has infringed, or misappropriated or otherwise violated any Company Intellectual Property Rights.

3.15 Material Contracts.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a list, as of the date hereof, and the Company has made available to Parent (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that limit in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict or purports to restrict in any material respect the ability of the Surviving Corporation or Parent or any of their respective Affiliates) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions, but excluding covenants regarding the non-solicitation of employees or other service providers entered into in the ordinary course or business), (B) to purchase or acquire an interest in or substantially all of the assets of any other entity, except, in each case, for any such Contract that may be canceled without material penalty or other Liability of the Company or any of its Subsidiaries upon notice of sixty (60) days or less or (C) to enforce its rights under any Contract or applicable Law, including any covenant not to sue;

(iii) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture;

(iv) involves (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party (other than shrink-wrap, click-wrap and off-the-shelf or commercially available software), or (B) the joint development of products or technology with a third party;

(v) involves the license by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party (other than (A) as ancillary to a sale of products to customers or the purchase or use of equipment, reagents or other materials and (B) any materials provided under material transfer agreements entered into in the ordinary course of business);

(vi) constitutes a manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company of at least $1,000,000 in the past twelve (12) months or in any prospective twelve (12) month period;

(vii) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000 or any financial guaranty thereof;

(viii) was entered into after January 1, 2016, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person;

(ix) relates to any issued letters of credit or surety or performance bonds;

(x) relates to any material Contract with any Governmental Body;

(xi) provides for material “earn-out” or other material contingent payments by the Company or its Subsidiaries other than those with respect to which there are no further obligations under such provisions;

(xii) involves the settlement of any Legal Proceeding or threatened Legal Proceeding which (A) involves payments after the date hereof of consideration in excess of $250,000 or (B) imposes material monitoring or reporting obligations to any other Person outside of the ordinary course of business;

(xiii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction; or

(xiv) obligates the Company or any of its Subsidiaries to indemnify or hold harmless any present director, officer, trustee or employee of the Company or any of its Subsidiaries or any director, officer, trustee or employee of the Company or any of its Subsidiaries who served in such capacity since the Company’s initial public offering (other than the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries).

Each Contract of the type described in clauses (i) through (xiv) above, other than a Plan, is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract to date, (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and (iv) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

3.16 Employee Benefit Matters/Employees.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements, and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, whether oral or written, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or required to be sponsored, maintained or contributed to by the Company or its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents (collectively, the “Plans”). With respect to the Plans listed on Section 3.16(a) of the Disclosure Schedule, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all documents embodying such Plans, including amendments thereto; (B) the three most recent annual report on Form 5500 filed with respect to each Plan (if required by applicable Law) and the three most recent actuarial report in respect of any Plan that is a single employer pension plan subject to Title IV of ERISA; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (E) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body received in the last three years with respect to any Plan; and (F) each trust agreement, insurance contract or other funding vehicle relating to any Plan (as applicable).

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to adversely affect the qualification of any such Plan in any way that would reasonably be likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan and any related trust complies, and has been maintained and administered in material compliance, with ERISA, the Code and other applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) No Plan provides for post-retirement or other post-employment welfare benefits (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”) or ERISA, or coverage through the end of the calendar month in which a termination of employment occurs).

(e) No Plan or other agreement or Contract between the Company and an employee or other individual would result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(f) Except as provided by the terms of this Agreement, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of compensation, (ii) increase the amount of compensation or benefits due to any such employee, consultant or director, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g) Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any additional taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h) No amount has been paid by the Company or any of its Subsidiaries in connection with the Merger, and no amount is expected to be paid by the Company or any of its Subsidiaries prior to the Effective Time, which would be subject to the provisions of Section 162(m) of the Code such that all or a portion of such payments would not be deductible by the payor.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three (3) years. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages.

3.17 Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2013, have been, in compliance with all healthcare laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company and its Subsidiaries is bound or affected, including, but not limited to, the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder (collectively, “Healthcare Laws”), and (ii) since December 31, 2013, the Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Body, including the FDA, alleging non-compliance by, or Liability of, the Company under any Healthcare Laws.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold such Governmental Authorizations of the FDA and applicable states required for the conduct of their respective businesses as currently conducted (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since November 14, 2013, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Company and its Subsidiaries have been so filed, maintained or furnished, and (ii) to the Knowledge of the Company, all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) To the Knowledge of the Company, (i) the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to all applicable Healthcare Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations, (ii) no clinical trial conducted by or on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion primarily for safety reasons, and (iii) neither the FDA nor any other applicable Governmental Body, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of the Company or its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 31, 2013, neither the Company nor its Subsidiaries (i) is subject to an unresolved Governmental Body shutdown or import or export prohibition, FDA Form 483 or other written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes, in each case as it applies to any Company Product or any of the manufacturing or distribution processes or procedures for Company Product, (ii) have received any written notices, information request letters, correspondence, orders or other written communications from the FDA or any other Governmental Body issuing, requiring or causing any recall, seizure, detention, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other written notice relating to an alleged lack of safety or efficacy of or manufacturing deficiencies of any Company Product, or (iii) have taken any such action voluntarily.

(f) Neither the Company nor its Subsidiaries is a party to any material corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar written agreement, in each case, entered into with or imposed by any Governmental Body, and, to the Knowledge of the Company, no such action is currently pending.

3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement (or replacements thereof) are in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default under such policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy, and (d) there is no material claim pending under such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.19 Certain Payments. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, executive, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”) or any other federal, foreign or state anti-corruption, anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

3.20 Related Party Transactions. Since December 31, 2013, no director, officer or Affiliate of the Company or any of its Subsidiaries (a) has or has had outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) was or is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.21 Brokers. No broker, finder, investment banker or financial advisor (other than Centerview Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated) (together, the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or its Subsidiaries. Promptly following the execution of this Agreement, the Company will have provided true, correct and complete copies of all engagement, fee and similar agreements between the Company and the Company Financial Advisors.

3.22 Opinions of the Financial Advisors of the Company. The Company Board has received the written opinion of (a) Centerview Partners LLC that, as of the date of such written opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the $32.00 per Company Share to be paid to the holders of Company Shares (other than the Canceled Company Shares, any other Company Shares held by any Affiliate of the Company and the Dissenting Company Shares) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) Merrill Lynch, Pierce, Fenner & Smith Incorporated that, as of the date of such written opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the $32.00 per Company Share in cash to be received in the Offer and the Merger by the holders of Company Shares is fair, from a financial point of view, to such holders.

3.23 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and, as of the date hereof, no other state takeover statute or similar statute or regulation applicable to the Company or its Subsidiaries, and no analogous provision in the certificate of incorporation or the bylaws of the Company, applies with respect to this Agreement, the Offer, the Merger or the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject or otherwise bound.

3.24 Rule 14d-10 Matters. All amounts payable to Company Stockholders and the holders of other Company Securities (“Covered Securityholders”) pursuant to the Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of Company Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Prior to the Acceptance Time, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan and (B) the treatment of the Company Options and Company RSU Awards in accordance with the terms set forth herein, the applicable Company Stock Plans and any applicable Plans, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing arrangements.

3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

3.26 Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Parent, Merger Sub, their respective Subsidiaries or any other Person on behalf of Parent, Merger Sub or their respective Subsidiaries, makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV of this Agreement and (b) no Person has been authorized by Parent, Merger Sub or any of their respective Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned indirectly by Parent. Both Parent and Merger Sub are in compliance in all material respects with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

4.2 Authority for this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, and (ii) declared advisable and approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No Vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

4.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 will, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof to the Company Stockholders and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Governmental Authorization of, or filing with or notification to, any Governmental Body, except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provisions of, or require any notice, consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except, in the case of clauses (b) through (d), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

4.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

4.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” of any thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates directly or indirectly owns any Company Shares as of the date hereof, other than shares beneficially owned through benefit or pension plans.

4.7 Sufficient Funds. As of the Acceptance Time and the Effective Time, Parent will have or have immediately available to it sufficient funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options, Company Restricted Shares and Company RSU Awards and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement. Simultaneously with the execution and delivery of this Agreement, Parent has made available to the Company a true and correct copy of the Credit Agreement (which Credit Agreement has not been amended, restated, amended and restated or otherwise modified except to the extent consented to in writing by the Company). As of the date of this Agreement, the Credit Agreement is in full force and effect and is a valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the relevant conditions thereunder, provided that such enforceability is subject to the Enforceability Exceptions. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other parties thereto under the Credit Agreement.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no Liabilities other than those incident to its formation or as contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or similar fee payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

4.10 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.10, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date, and (c) the Surviving Corporation will be able to pay its Liabilities, including contingent and other liabilities, as they mature.

4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

4.12 Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of the Company, its Subsidiaries, or any Person on behalf of the Company or its Subsidiaries, makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Access. At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Acceptance Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records (including financial and operating data and all other information relating to the business of the Company and its Subsidiaries reasonably requested by Parent) and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right terminate or accelerate an obligations under, any Contract in effect as of the date hereof to which the Company or any of its Subsidiaries is a party, or (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to this Section 5.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 5.1. Nothing in this Section 5.1 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any appraisals or opinions. No access or information provided pursuant to this Section 5.1 will operate as a waiver or otherwise affect any of the representations, warranties, covenants or agreements of the parties contained in this Agreement.

5.2 Operation of the Business of the Company. Except as described in Section 5.2 of the Disclosure Schedule, as required by applicable Law or as expressly provided for by this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use reasonable best efforts to maintain and preserve intact its business organization, preserve its present relationships and goodwill with those Persons having significant business relationships with the Company or any such Subsidiaries, keep available the services of its current officers and key employees and maintain in effect all material Governmental Authorizations pursuant to which the Company and any of its Subsidiaries currently operates. Without limiting the generality of the foregoing and, except as set forth in Section 5.2 of the Disclosure Schedule, as required by applicable Law or as expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

(b) issue, sell, deliver, transfer, convey, dispose of, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, delivery, transfer, conveyance, disposition, grant of options or rights to purchase or pledge, any Company Securities or securities of any Subsidiary of the Company, other than Company Shares issuable in accordance with the Company ESPP or upon exercise of Company Options or Company Warrants or the vesting of Company RSU Awards outstanding on the date hereof in accordance with their existing terms;

(c) repurchase, acquire or redeem, directly or indirectly, or amend any Company Securities, other than (i) as provided by any Company Stock Plan, (ii) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options or Company Warrants in order to pay the exercise price of such Company Options, (iii) the withholding of Company Shares to satisfy Tax obligations with respect to Company Options or Company RSU Awards, (iv) the acquisition by the Company of Company Options or Company RSU Awards in connection with the forfeiture of such awards or (v) the acquisition by the Company of Company Restricted Shares pursuant to the terms thereof;

(d) split, combine, reclassify, subdivide, exchange, recapitalize or enter into any similar transaction in respect of its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company);

(e) without limiting any capital expenditures permitted under clause (n) below, (i) acquire by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities or sell, lease, license, encumber (other than Permitted Liens) or otherwise dispose of any business, assets or securities of the Company or any of its Subsidiaries, in each case involving the payment of consideration (including consideration in the form of assumption of Liabilities) of $1,000,000 or more or the disposition of assets or securities with a fair market value in excess of $1,000,000, except (A) pursuant to Contracts existing as of the date of this Agreement, (B) for purchases or sales of Company Product, raw materials, including active pharmaceutical ingredients, inventory or other supplies in the ordinary course of business and consistent with past practice, (C) non-exclusive licenses entered into in the ordinary course of business and consistent with past practice or (D) the acquisition or disposition of securities (other than Company Securities) pursuant to the Company’s Corporate Investment Policy, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries, or (iii) enter into any Contract that contains a change of control or similar provision that would require a material payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated by this Agreement;

(f) make any loans, advances or capital contributions to, or investments in, or forgive any loans of, any other Person (other than wholly owned Subsidiaries of the Company), except for advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business consistent with past practice, enter into a Contract that would have been a Material Contract if it were in effect as of the date hereof, amend any Material Contract in any material respect (except as set forth in Section 5.2(g) of the Disclosure Schedule), terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract, except for renewals, expirations or terminations in accordance with the terms of any Material Contract;

(h) (i) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money, except for indebtedness incurred in the ordinary course of business consistent with past practice for borrowings to fund working capital requirements under the Company’s existing credit facilities in an amount not to exceed $1,000,000 at any time, (ii) repay (other than in the ordinary course of business consistent with past practice), redeem or repurchase any indebtedness, or (iii) cancel any material indebtedness owed to the Company or any of its Subsidiaries;

(i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(j) change, in any material respect, any financial accounting methods, principles or practices used by it, except in order to comply with GAAP or applicable Law;

(k) except to the extent required by applicable Law, change any annual Tax accounting period, make or change any material Tax election, settle any material Tax claim or assessment or amend any material Tax Return;

(l) except pursuant to a Plan in effect on the date hereof or as required by applicable Law: (i) grant any material severance or termination pay which will become due and payable on or after the Effective Time, (ii) adopt, enter into, amend or terminate any Plan (other than to reflect changes in Plan administration or in the ordinary course of business), (iii) grant any increases in the compensation or benefits payable to any current or former members of the Board of Directors or any employees at the level of director or above, other than increases for employees who are below the director level in the ordinary course of business consistent with past practice, (iv) hire or terminate (other than for cause) any employee who is, or would be, if hired, at the level of director or above, or hire or terminate (other than for cause) any employee who is below the director level (other than in the ordinary course of business), (v) promote any employee who is at the level of director or above to a position more senior than such employee’s position as of the date of this Agreement, (vi) promote any employee who is below the director level (other than in the ordinary course of business consistent with past practice), or (vii) accelerate any rights or benefits under, or make any material determinations or interpretations with respect to, any Plan (except as contemplated by this Agreement);

(m) enter into any collective bargaining or similar labor agreement;

(n) make or authorize any capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement, and (ii) any unbudgeted capital expenditures in an amount not to exceed, in any fiscal quarter, $1,000,000 in the aggregate;

(o) discharge, settle or compromise any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;

(p) form or commence the operations of any business or any corporation, partnership, limited liability company, joint venture, business association or other business organization or enter into any new line of business;

(q) waive, release or assign any material rights or material claims or make any material payment, directly or indirectly, of any Liability of the Company or any of its Subsidiaries before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(r) sell, license, assign, transfer, abandon, permit to lapse, or otherwise dispose of, any material Company Intellectual Property other than non-exclusive licenses and de minimis dispositions or abandonments in the ordinary course of business consistent with past practice; or

(s) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.3 No Solicitation.

(a) Subject to Section 5.3(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and the Company shall direct its and its Subsidiaries’ respective directors, officers or other employees, controlled Affiliates, investment bankers, attorneys or other authorized agents or representatives retained by any of them (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist (including by way of providing information), any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries, in any such case with the intent to encourage, induce, facilitate or assist the making, submission or announcement of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) subject to the last sentence of this Section 5.3(a), conduct, participate, maintain or engage in, or continue to conduct, participate, maintain or engage in, any discussions or negotiations with any Person, or take any action, with respect to any proposal, inquiry, indication of interest or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract or commitment contemplating or otherwise providing for or relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), or (v) take any action to make the provisions of any state takeover statute or similar statute or regulation (including the restrictions under Section 203 of the DGCL), or any anti-takeover provision in the Company’s organizational documents, inapplicable to any transactions contemplated by an Acquisition Proposal. The Company and its Subsidiaries shall cease all existing discussions or negotiations with any Person or group (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after the date of this Agreement, the Company will request that each Person or group (if any) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials furnished by the Company or any of its Representatives to such Person or group or any of its Representatives pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) participate in discussions solely for the purpose of seeking to clarify and understand the terms and conditions of any inquiry or proposal made by any Person or group solely to determine whether such inquiry or proposal constitutes or would be reasonably likely to lead to a Superior Proposal and (B) inform a Person or group that has made or is considering making an Acquisition Proposal of the provisions of this Section 5.3.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, as promptly as practicable (and in any event within one (1) Business Day) following receipt of an Acquisition Proposal or any request for nonpublic information, to engage in negotiations or discussions regarding or any other inquiry, in each case that would reasonably be expected to relate to an Acquisition Proposal, the Company shall provide Parent with written notice of (i) the receipt of such Acquisition Proposal, request or inquiry, (ii) the material terms and conditions of such Acquisition Proposal, request or inquiry (including any financing arrangements), and (iii) the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making such Acquisition Proposal, request or inquiry and a copy of any written Acquisition Proposal submitted by such Person or group (provided that the Company may redact, and not disclose, the identity of the Person or group making any such Acquisition Proposal if disclosure of such identity would violate the terms of a Contract by which the Company is bound as of the date hereof). The Company shall keep Parent reasonably informed on a prompt and timely basis (and in any event within one (1) Business Day) with respect to any changes to the status or material terms and conditions of any Acquisition Proposal, request or inquiry, submitted to the Company, including by providing copies of any revised written Acquisition Proposals received by the Company or its Subsidiaries or their respective Representatives.

(c) Notwithstanding anything to the contrary set forth in this Section 5.3 or otherwise contained in this Agreement, if after the date of this Agreement and prior to the Acceptance Time (i) the Company has received a bona fide, written Acquisition Proposal from any Person or group that did not result from a breach of this Section 5.3, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior

Proposal and that the failure to take such action described in clause (A) or (B) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person or group making such Acquisition Proposal; provided that (x) the Company shall substantially concurrently provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person or group and which was not previously provided to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group, or (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clauses (A) or (B) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or its Subsidiaries shall constitute a breach by the Company of this Section 5.3.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Company Board Recommendation.

(a) Subject to the terms of this Section 6.1, the Company Board shall make the Company Board Recommendation.

(b) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal (whether publicly or not), or resolve to take any such action, or (iii) publicly make any recommendation in favor of a tender offer or exchange offer (other than the Offer), or (iv) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (each of clauses (i) through (iv), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, at any time prior to the Acceptance Time, the Company Board may, (i) in response to the receipt of a Superior Proposal or an Intervening Event, and subject to compliance in all material respects with the other provisions of this Section 6.1 and Section 5.3, effect a Company Board Recommendation Change or (ii) in response to the receipt of a Superior Proposal, and subject to compliance in all material respects with the other provisions of this Section 6.1 and Section 5.3, (x) effect a Company Board Recommendation Change or (y) terminate this Agreement pursuant to Section 8.1(f); provided in each case that (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of a Superior Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least three (3) Business Days prior to effecting a Company Board Recommendation Change, or if permitted, terminating this Agreement pursuant to Section 8.1(f) of its intent to take such action, specifying the reasons therefor (a “Notice of Intended Recommendation Change”), and (D) prior to effecting such Company Board Recommendation Change or, if permitted, terminating this Agreement pursuant to Section 8.1(f), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(f). Following delivery of a Notice of Intended Recommendation Change, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of an applicable Superior Proposal, the Company shall provide a new Notice of Intended Recommendation Change to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(f) following delivery of such new Notice of Intended Recommendation Change shall again be subject to clause (D) of the immediately preceding sentence for a period of two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, in the case of each of clauses (i) and (ii), that no Company Board Recommendation Change may be made unless the Company shall have first complied with its obligations under Section 6.1(c).

6.2 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Offer set forth in Section 1.1(a) and Annex A and each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable after the date of this Agreement, (ii) without limitation of Section 6.3, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from any Governmental Authorities and make all necessary registrations, declarations and filings with any Governmental Authorities that are necessary to consummate the Offer and the Merger, (iii) resist, contest, appeal and remove any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 6.3), and (iv) at the written request of Parent, obtain all necessary Consents from third parties under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action that is intended to prevent, impair, materially delay or otherwise adversely affect the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee or consideration or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body) under any Contract.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall provide such information and execute such further instruments and written assurances as may be reasonably requested by the other parties and assist and cooperate with the other parties, in each case in accordance with the terms of this Agreement, in order to carry into effect the intents and purposes of, and to consummate the transactions contemplated by, this Agreement as promptly as practicable after the date of this Agreement.

(c) Each party agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Body required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (ii) take or agree to take any other action (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Body required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

6.3 Antitrust Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than five (5) Business Days following the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ. Without limiting the generality of the foregoing or any other provision of this Agreement, Parent and the Company shall take any and all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable before the Expiration Time, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates), (B) amending any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates), and (C) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates), in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger; provided, that, notwithstanding anything to the contrary set forth in Section 6.2 or this Section 6.3(a), in no event shall the Parent or its Affiliates be required to take any of the foregoing actions in clauses (A) through (C) to the extent that such actions would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; provided, further, that the Company will not agree to take any of the actions specified in clauses (A) through (C) above without the written consent of Parent. Further, and for the avoidance of doubt, Parent will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company (which, in the case of the extension of the waiting period, consent shall not be unreasonably withheld, conditioned or delayed).

(b) Parent and the Company shall, on behalf of the parties hereto, jointly control and lead all communications with any Governmental Body relating to Antitrust Laws, subject to compliance with this Section 6.3. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Body, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and conference calls with any Governmental Body relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Body regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Body, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Body regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Body relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (B)(1) of Annex A and Section 7.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company.

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 6.3(a) are required to be or should be made, and whether any other Consents not contemplated by Section 6.3(a) are required to be or should be obtained, from any Governmental Body under any other applicable Law in connection with the transactions contemplated by this Agreement, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated by this Agreement.

6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or its Subsidiaries and any of their respective current or former directors, officers or employees, and any person who becomes a director, officer or employee of the Company or its Subsidiaries prior to the Effective Time, and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation and bylaws or comparable organizational documents of the Company or its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.4(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries, and any person who becomes a director or officer of the Company or its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each, an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains directly or indirectly to (1) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or any of its Subsidiaries prior to or at the Effective Time or by reason of the fact that such Indemnified Person is or was serving at the request of the Company or its Subsidiaries as a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of another Person, or (2) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification under this Section 6.4(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, and to the extent that indemnification with respect to advancement of expenses is authorized under the Company’s certificate of incorporation, bylaws or any Contract, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. In the event of any such Indemnified Proceeding, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Indemnified Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Indemnified Proceeding; provided, however, that in no event shall the Surviving Corporation be obligated to pay the reasonable fees and expenses of more than one counsel for all such Indemnified Persons unless a conflict of interest or dispute between any such Indemnified Person and the other Indemnified Persons exists with respect to the Indemnified Proceeding, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.4(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Indemnified Proceeding for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Indemnified Proceeding.

(c) During the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, the Company and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.4(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred and seventy-five percent (275%) of the annual amount paid by the Company for coverage during its current coverage period (such two hundred and seventy-five percent (275%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may, and at Parent’s request shall, purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.4(c) for so long as such “tail” policy shall be maintained in full force and effect. Parent and Merger Sub shall cooperate with the Company to ensure that directors’ and officers’ liability insurance remains in effect with respect to the Indemnified Persons at all times prior to the Effective Time, including, if necessary, by obtaining a waiver from any applicable insurers of termination of any such directors’ and officers’ liability insurance as a result of the occurrence of the Acceptance Time (as opposed to the Effective Time).

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.4.

(e) The obligations under this Section 6.4 shall survive the occurrence of the Acceptance Time and the Effective Time, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party. It is expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.4.

6.5 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as may be reasonably necessary so that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement; provided that nothing in the foregoing shall require the Company Board to take any action that would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Rule 14d-10 Matters. Notwithstanding anything herein to the contrary, the Company shall not, from and after the date of this Agreement and until the earlier to occur of the termination of this Agreement pursuant to

Article VIII and the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an employment compensation, severance or other employee benefit arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 6.7 shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

6.8 Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or any other applicable stock exchange on which Parent may be listed, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company in compliance with Section 6.1. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.8, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.8, and provided that such public statements do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby.

6.9 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Acceptance Time, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor, and provide all of the Plans that provide for severance and change in control obligations in accordance with their terms as in effect at the Acceptance Time (including any such terms in respect of amendment or termination of such Plans).

(b) For a period commencing at the Effective Time and continuing through December 31, 2017, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (including severance benefits, but excluding equity-based compensation and benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, substantially comparable in the aggregate to the other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time.

(c) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans”) or any employee benefit plan or other compensation or severance arrangement of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (other than for level of benefits under any defined benefit pension plan); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) use commercially reasonable efforts to ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and disability benefits to any Continuing Employee, all waiting periods, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents, and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Company Plan.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such Persons.

6.10 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

6.11 Notification of Certain Matters. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Acceptance Time, each of the Company and Parent shall promptly notify the other Party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement and which would reasonably be expected to result in any condition to the obligations of the other party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The failure to deliver any notice pursuant to this Section 6.11 shall not affect any of the conditions to the Offer or the Merger or give rise to any right to terminate this Agreement pursuant to Article VIII. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.11.

6.12 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. Subject to execution of a customary joint defense agreement, the Company shall give Parent the opportunity to participate in and consult with the Company regarding the defense or settlement of any such stockholder litigation (at Parent’s expense), and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

6.13 NASDAQ De-Listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things reasonably requested by Parent in connection with the de-listing by the Surviving Corporation of the Company Shares from NASDAQ and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.14 Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the transactions contemplated hereby as may be reasonably requested by Parent, Merger Sub or their Representatives.

(b) Notwithstanding anything in this Section 6.14 to the contrary, in fulfilling its obligations pursuant to this Section 6.14, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other Liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or otherwise require an unreasonable amount of time from any employee of the Company or its Subsidiaries, and (iii) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives).

(c) Parent and Merger Sub will not amend or waive any provision of the Credit Agreement without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed) to the extent such amendment or waiver (i) reduces the aggregate amount of the financing contemplated by the Credit Agreement or (ii) imposes new or additional conditions or other terms or otherwise modifies any of the conditions to the receipt of the financing contemplated by the Credit Agreement or other terms in a manner that would reasonably be expected to (x) prevent the Closing or delay the Closing beyond the initial Expiration Time or (y) make the timely funding of the financing contemplated by the Credit Agreement or satisfaction of the conditions to obtaining the financing contemplated by the Credit Agreement less likely to occur by the initial Expiration Time. Parent and Merger Sub shall use reasonable best efforts to obtain the financing on the terms set forth in the Credit Agreement and to consummate such financing or an equivalent financing at or prior to the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions:

(a) Purchase of Company Shares. Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Body of competent jurisdiction shall have (i) enacted, issued or promulgated any Law (other than the applicable provisions of the HSR Act) that is in effect as of immediately prior to the Effective Time which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger (collectively, a “Restraint”).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Acceptance Time shall not have occurred on or before December 15, 2016 (the “Termination Date”) or the Offer shall have expired and not been extended in accordance with Section 1.1(c)(ii) without acceptance for payment of Company Shares tendered in the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose material breach of its obligations under this Agreement has been the principal cause of the failure of the Acceptance Time to occur on or before the date of such termination; or

(c) by either Parent or the Company if there exists any Restraint which has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.2 to have vacated, lifted, reversed or overturned such Restraint; provided further, however, that the right to terminate under this Section 8.1(c) shall not be available to any party whose material breach of its obligations hereunder has been a principal cause of such Restraint; or

(d) by the Company, in the event that Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements under this Agreement, or any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have been or become inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), and such breach, failure to perform or inaccuracy is not capable of being cured or is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of or has failed to perform any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(e); or

(e) by Parent, in the event that (i) the Company shall have breached or failed to perform any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(2) or (C)(3) of Annex A would fail to be satisfied, and such breach, failure to perform or inaccuracy is not capable of being cured or is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy, or (ii) there has been a Material Adverse Effect such that the condition to the Offer set forth in clause (C)(4) of Annex A would fail to be satisfied; provided, in each case, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(d); or

(f) by the Company, in the event that (i) the Company shall have received a Superior Proposal that did not result from a material breach of Section 5.3, (ii) the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.1(c), and (iii) the Company Board pays Parent the Termination Fee to Parent pursuant to Section 8.3(b)(ii); or

(g) by Parent, in the event that (i) a Company Board Recommendation Change shall have occurred, (ii) a tender or exchange offer relating to the Company Shares shall have been commenced by a Person who is not an Affiliate or Representative of Parent and the Company shall not have publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer, and the Company shall not have issued a press release that expressly reaffirms the Company Board Recommendation within such ten (10) Business Day period, or (iii) the Company shall have willfully and materially breached its obligations under Section 5.3.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.4, this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that, except as set forth in Section 8.3(d), nothing herein shall relieve any party or parties hereto from any liability or damages resulting from any willful or intentional breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company’s stockholders, it being acknowledged that the stockholders of the Company shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement).

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b) Termination Fee. The Company shall pay to Parent an amount equal to $49,000,000 in cash (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent:

(i) within two (2) Business Days after demand by Parent, in the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and the Minimum Condition has not been satisfied prior to such termination (provided, that (x) the conditions to the Offer set forth in clause (B) and clause (C)(1) of Annex A are satisfied at the time of such termination pursuant to Section 8.1(b), and (y) the right to terminate this Agreement pursuant to Section 8.1(b) is then available to Parent), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a Competing Acquisition Transaction (as defined below) shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned, and (C) within nine (9) months following such termination of this Agreement, either (y) the Company enters into a definitive agreement with respect to a Competing Acquisition Transaction or (z) a Competing Acquisition Transaction is consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “more than fifty percent (50%).”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), within two (2) Business Days after demand by Parent following such termination.

(c) Single Payment Only. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Termination Fee as Liquidated Damages. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. The payment by the Company of the Termination Fee pursuant to Section 8.3(b) and, to the extent applicable, any amounts payable under Section 8.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 8.3(b). For the avoidance of doubt, in the event Parent shall receive the Termination Fee (and, to the extent applicable, any amounts payable under Section 8.3(e)), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination), including the Offer and the Merger, and in such case neither Parent nor any of its Affiliates or Representatives shall be entitled to bring or maintain any Legal Proceeding or make any claim against the Company or any of its Affiliates or Representatives arising out of or relating to this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(e) Consequences of Non-Payment. If the Company fails to promptly pay the amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the Termination Fee at a rate per annum equal to the prime lending rate prevailing as published in The Wall Street Journal for the period from the date such Termination Fee was initially due to the date of payment.

(f) Transfer Taxes. Except as expressly provided in Section 2.8(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement shall be paid by Parent and Merger Sub when due.

8.4 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time prior to the Effective Time; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms until fully performed.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (c) immediately upon delivery by hand, or (d) by email or facsimile upon receipt of a written or electronic confirmation of delivery by, or on behalf of, the other party or parties, in each case to the intended recipient as set forth below:

(i)	if to Parent or Merger Sub, to:

Galenica Ltd.

Untermattweg 8

3027 Bern, Switzerland

Attention: General Secretary; Group General Counsel

Email:     andreas.walde@galenica.com

                oliver.kronenberg@galenica.com

Facsimile No.: +41 58 852 8112

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:     Andrew Levine

                      Jeffrey Symons

Email:     amlevine@jonesday.com

                jsymons@jonesday.com

Facsimile No.: +1 (212) 755-7306

(ii)	if to the Company, to:

Relypsa, Inc.

100 Cardinal Way

Redwood City, CA 94063

Attention: General Counsel

Email: rkrasnow@relypsa.com

Facsimile No.: +1 (650) 421-9700

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:     Mark V. Roeder

                      Joshua M. Dubofsky

Email:     mark.roeder@lw.com

                josh.dubofsky@lw.com

Facsimile No.: +1 (650) 463-2600

9.3 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.4 Assignment. No party may assign (by merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent or Merger Sub may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned Subsidiary or (b) as a collateral assignment to Parent’s or Merger Sub’s lenders, but in no event shall any such assignment relieve Parent or Merger Sub of any of its obligations hereunder; provided, further, that any assignment pursuant to clause (a) or clause (b) of this Section 9.4 that would increase the amount, if any, required to be deducted or withheld pursuant to Section 2.8(e) from amounts payable pursuant to this Agreement (as compared to the amount that would have been required to be deducted or withheld had there been no such assignment) shall be null and void unless Parent, Merger Sub and the applicable assignee specifically agree in writing that Parent or the Surviving Corporation shall, or shall cause the Paying Agent to, pay to the applicable payee such additional amounts as necessary to ensure that such payee receives the same amount that would otherwise have been received if no such assignment had been made. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.4, (b) the right of the Company, subject to Section 8.2, to pursue damages (including to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company’s stockholders, it being acknowledged that the stockholders of the Company shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement), (c) from and after the Acceptance Time, the rights of the holders of Company Shares accepted for payment in the offer to receive the Offer Price, as provided in Article I and in accordance with the Offer, and (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, as provided and to the extent set forth in Article II.

9.6 Governing Law. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, including Section 8.3(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

9.9 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the Federal Courts of the United States of America, the Federal Court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof (the “Chosen Courts”)) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.10 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Disclosure Schedule References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE X

DEFINITIONS & INTERPRETATIONS

10.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement which contains provisions limiting the disclosure or use of non-public information with respect to the Company that are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (provided that such Acceptable Confidentiality Agreement need not contain a “standstill” or similar provision).

“Acceptance Time” shall mean the date and time of the initial irrevocable acceptance for payment by Merger Sub of Company Shares pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in (i) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the outstanding voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets, revenue or net income of the Company, or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets, revenue or net income of the Company, (ii) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the voting power of the surviving entity after giving effect to the consummation of such transaction, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license, or other acquisition of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company, or (iv) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company ESPP” shall mean the Company’s 2013 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by the Company or its Subsidiaries or (a) exclusively licensed to the Company or its Subsidiaries or (b) licensed on a non-exclusive basis to the Company or its Subsidiaries, in the case of this clause (b), pursuant to any Material Contract.

“Company Options” shall mean any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any pharmaceutical product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries and that is owned by, licensed to, or otherwise used in the business of, the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has the right to receive payment.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Restricted Shares” shall mean any Company Shares awarded or purchased under any Company Stock Plans that are subject to a risk of forfeiture or right of repurchase in favor of the Company.

“Company RSU Award” shall mean any award of restricted stock units or performance stock units outstanding under the Company Stock Plans.

“Company Security” shall mean any (i) shares of capital stock or voting securities or ownership interests of the Company or any securities of the Company convertible into or exchangeable for share of capital stock or voting securities or ownership interests in the Company, (ii) options, calls, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities (including voting debt) or other ownership interests in the Company, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, the Company, (v) the Company Shares, (vi) the Company Preferred Stock, (vii) the Company Restricted Shares, (viii) the Company Options, (ix) the Company RSU Awards, or (x) the Company Warrants.

“Company Stock Plans” shall mean the Company’s Amended and Restated 2007 Equity Incentive Plan, the Company’s 2013 Equity Incentive Award Plan and the Company’s 2014 Employment Commencement Incentive Plan.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Company Warrants” shall mean each outstanding common stock purchase warrant issued by the Company and exercisable for Company Shares.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of May 8, 2016 by and between Parent and the Company.

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, arrangement, commitment, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Credit Agreement” shall mean the Multicurrency Term Facility Agreement, dated of even date herewith, by and between Parent, Credit Suisse AG, and the financial institutions listed therein.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Domain Names” shall mean domain names and uniform resource locators.

“Effect” shall mean any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authorization” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Body.

“Governmental Body” shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all intellectual property, regardless of form, including (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, software, and sound recordings (“Works of Authorship”), (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”), (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”), (iv) trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, product specifications, data, algorithms, compositions, layouts, methodologies, ideas, materials, documents and confidential information (including technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Know-How”), (v) software (including source code, executable code, systems, network tools, data, databases, firmware and related documentation) (“Software”), (vi) Domain Names, (vii) improvements, derivatives, modifications, enhancements and revisions relating to any of the foregoing, and (vii) embodiments of any of the foregoing in any form and in any media.

“Intellectual Property Rights” shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common law or statutory regime, (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, nonprovisionals, continuations and continuations-in-part thereof, (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the

Lanham Act or analogous foreign common law or statutory regime, (iv) rights in, arising out of, or associated with Know-How, including rights granted under the Uniform Trade Secrets Act or analogous domestic or foreign common law or statutory regime, (v) rights in, arising out of, or associated with Software, and (vi) all U.S. and foreign common law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean any Effect that (i) is material to the Company and its Subsidiaries, taken as a whole, (ii) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, (iii) becomes known to the Company Board prior to the Acceptance Time, and (iv) does not relate to or involve any Acquisition Proposal; provided that any fluctuation in the market price or trading volume of the Company Shares shall, in either case, not constitute an Intervening Event (it being understood that the Effects giving rise or contributing to such fluctuations that are not otherwise excluded from the definition of a “Intervening Event” may be taken into account).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the knowledge of any of the individuals listed on Section 10.1(a) of the Disclosure Schedule.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any (i) civil, criminal or administrative actions, suite, claims or charges or (ii) litigations, arbitrations, oppositions, interferences, reexaminations, investigations or other proceedings, in each of (i) and (ii), before any Governmental Body.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of way, easement, right of first or last offer, preemptive right or other restriction of similar nature (including any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” shall mean any Effect (i) that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effects, either alone or in combination, to the extent resulting or arising from (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in the pharmaceutical or biotechnology industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change in GAAP or interpretation thereof after the date hereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change of any applicable Law of and by any Governmental Body (including with respect to Taxes) or any interpretation or enforcement thereof in each case after the date hereof, (f) the announcement, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or compliance with the terms of this Agreement, including any Effect on retention or hiring of employees (it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the compliance with the terms of this Agreement), (g) changes in the Company Share price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), (i) effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disaster or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) any action or inaction after the date of this Agreement of, including any decision, recommendation or statement of, or requirement imposed by, any Governmental Body, panel or advisory body or any professional medical organization with respect to (A) any Company Product (or the Company with respect thereto) or (B) any product of any competitor of the Company (or such competitor with respect thereto), including in each case any labeling, pre-clinical, clinical or post-marketing requirements (it being understood that any side effect, adverse event or safety observation with respect to any Company Product that gives rise or contributes to such action or inaction may be taken into account), or (k) any regulatory or clinical changes, events or developments after the date of this Agreement with respect to any Company Product or with respect to any product of any competitor of the Company (it being understood that any side effect, adverse event or safety observation with respect to any Company Product that gives rise or contributes to such changes, events or developments may be taken into account), except, in the case of clauses (a) – (e) and (i) to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely impacted thereby relative to other similar entities operating in the pharmaceutical or biotechnology industries (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect), or (ii) that would reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby.

“NASDAQ” shall mean The NASDAQ Global Select Market.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Body (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP, (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings, (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case that do not materially and adversely impact the current use of the affected property, (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole, (vi) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiaries in effect on the date hereof and listed on Section 10.1(b) of the Disclosure Schedule (or any replacement facilities thereto permitted pursuant to Section 5.2), (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (viii) with respect to leased or licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto, and (ix) Liens described in Section 10.1(c) of the Disclosure Schedule.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Body.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Body in any jurisdiction.

“Release” shall mean release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (iv) any other Person in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership (or sufficient other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions).

“Superior Proposal” shall mean a bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), (i) is reasonably capable of being consummated in accordance with its terms and (ii) to be more favorable to the Company Stockholders than the terms of the Offer and the Merger, in each case taking into account all factors deemed relevant by the Company Board (including the terms and conditions of such Acquisition Proposal and this Agreement and any changes to this Agreement proposed by Parent pursuant to Section 6.1(c)); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%)”.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever imposed by any Governmental Body, including any interest, penalty or addition to tax imposed by any Governmental Body, whether disputed or not.

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, or statement required to be filed with any Governmental Body relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

10.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2016 Warrant	2.7(f)(ii)
2016 Warrant Consideration	2.7(f)(ii)
Accepted Company Shares	2.7(a)(ii)
Agreement	Preamble
Canceled Company Shares	2.7(a)(ii)
Capitalization Date	3.4(a)
Certificate of Merger	2.2
Certificates	2.8(c)
Chosen Courts	9.9(b)
Closing	2.3
Closing Date	2.3
COBRA	3.16(d)
Company	Preamble
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	6.1(b)
Company Financial Advisors	3.21
Company Plans	6.9(c)
Company SEC Reports	3.5(a)
Company Shares	Recitals
Competing Acquisition Transaction	8.3(b)
Covered Securityholders	3.24
Current Company D&O Insurance	6.4(c)
DGCL	Recitals
Disclosure Schedule	Article III
Dissenting Company Shares	2.7(b)(i)
Effective Time	2.2
Employment Compensation Arrangement	3.24
Enforceability Exceptions	3.2
Environmental Permits	3.12(b)
Exchange Fund	2.8(b)
Expiration Time	1.1(c)(i)
FCPA	3.19
FDA Permits	3.17(b)
Healthcare Laws	3.17(a)
Indemnified Persons	6.4(b)
Indemnified Proceeding	6.4(b)
Inventions	10.1
Know-How	10.1
Leased Real Property	3.13(b)
Material Contract	3.15(a)

Term	Section Reference
Maximum Annual Premium	6.4(c)
Merger	Recitals
Merger Consideration	2.7(a)(i)
Merger Sub	Preamble
Minimum Condition	1.1(a)(i)
Multiemployer Plan	3.16(c)
New Plans	6.9(c)
Notice of Intended Recommendation Change	6.1(c)
Offer	Recitals
Offer Documents	1.1(e)(i)
Offer Price	Recitals
Offer to Purchase	1.1(a)
Old Plans	6.9(c)
Option Consideration	2.7(c)
Parent	Preamble
Parent Common Stock	2.7(c)
Payment Agent	2.8(a)
Plans	3.16(a)
Real Property Leases	3.13(b)
Representatives	5.3(a)
Restraint	7.1(b)
Restricted Share Wage Consideration	2.7(g)
RSU Consideration	2.7(d)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(e)(i)
Software	10.1
Solvent	4.10
Stock Award Exchange Ratio	2.7(c)
Stockholder List Date	1.2(b)
Surviving Corporation	2.1
Termination Date	8.1(b)
Termination Fee	8.3(b)
Trademarks	10.1
Uncertificated Shares	2.8(c)
Works of Authorship	10.1

10.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) References to “$” and “dollars” are to the currency of the United States of America.

(h) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

(i) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) The words “shall” and “will” may be used interchangeably herein and shall have the same meaning.

(l) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(m) The parties hereto agree that they have participated jointly in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

GALENICA AG

By:	/s/ Dr. Jörg Kneubühler
Name:	Dr. Jörg Kneubühler
Title:	Chief Financial Officer

By:	/s/ Andreas Walde
Name:	Andreas Walde
Title:	General Secretary

VIFOR PHARMA USA INC.

By:	/s/ Dr. Oliver P. Kronenberg
Name:	Dr. Oliver P. Kronenberg
Title:	Member of the Board of Directors

By:	/s/ Colin Bond
Name:	Colin Bond
Title:	Chairman

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

RELYPSA, INC.

By:	/s/ John A. Orwin
Name:	John A. Orwin
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 20, 2016 (the “Agreement”) by and among Galenica AG, a public limited company existing under the laws of Switzerland (“Parent”), Vifor Pharma USA Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Relypsa, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, as of immediately prior to the Expiration Time (A) the Minimum Condition has not been satisfied, (B) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement under the HSR Act shall not have expired or been terminated, or (C) any of the following shall have occurred and continue to exist:

(1) any Governmental Body of competent jurisdiction shall have (i) enacted, issued or promulgated any Law (other than the applicable provisions of the HSR Act) that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger;

(2)(i) the representations and warranties of the Company set forth in Sections 3.4(a) and 3.4(c) (Capitalization) shall not be true and correct in all respects (except where the failure to be true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and/or their Affiliates in excess of $5,000,000) at and as of the date of this Agreement and at and as of the Expiration Time as though made at and as of the Expiration Time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), (ii) the representations and warranties of the Company set forth in Sections 3.7(a) (Absence of Changes) shall not be true and correct in all respects at and as of the date of this Agreement and at and as of the Expiration Time as though made at and as of the Expiration Time, (iii) any of the representations and warranties of the Company set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Corporate Power; Enforceability; Company Board Recommendation), Section 3.21 (Brokers) and Section 3.22 (Opinions of the Financial Advisors of the Company) shall not be true and correct in all material respects at and as the date of this Agreement and at and as of the Expiration Time as if made at and as of the Expiration Time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), and (iv) all other representations and warranties of the Company set forth in Article III shall not be true and correct at and as of the date of this Agreement and at and as of the Expiration Time as though made at and as of the Expiration Time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), except in the case of this subclause (iv), where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

A-1

(3) the Company shall have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement at or prior to the Expiration Time and such breach or failure shall not have been cured prior to the Expiration Time;

(4) a Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing;

(5) the Agreement shall have been terminated in accordance with its terms; or

(6) the Company shall not have delivered to Parent a certificate, signed by an executive officer of the Company, certifying the conditions set forth in clauses (C)(2), (C)(3), and (C)(4) of this Annex A have been duly satisfied.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * * *

A-2

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RELYPSA, INC.

FIRST: The name of the corporation (the “Corporation”) is Relypsa, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock that the Corporation will have authority to issue is 1,000. The par value of such shares is $0.001 per share. All such shares are of one class and are common stock.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article SIXTH will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article SEVENTH. Any repeal or modification of this Article SEVENTH will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.